Exhibit 99.1

Ekso Bionics Reports Annual Revenue of $18.3 Million

Sold Record Number of Annual EksoHealth Units in 2023

SAN RAFAEL, Calif., March 4, 2024 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2023.

Recent Highlights and Accomplishments

●	Achieved record revenue of $18.3 million for the 2023 full year, an increase of 42% year-over-year
●	Sold a total of 151 EksoHealth units for the 2023 full year
●	Launched GaitCoach software for EksoNR
●	Announced net proceeds of $3.9 million from a registered direct offering in January 2024

“We are excited to have closed 2023 with record revenues driven by strong demand for our EksoHealth devices and expanded offerings across the continuum of care from hospital to home,” said Scott Davis, Chief Executive Officer of Ekso Bionics. “In support of our mission, we remain focused on expanding the reach of our exoskeleton devices to patients who can benefit the most. We believe the combination of our robust exoskeleton portfolio and the positive traction of our scalable commercial strategy position us well to drive long-term growth.”

Fourth Quarter 2023 Financial Results
Revenue was $4.8 million for the quarter ended December 31, 2023, an increase of 36% compared to $3.6 million for the same period in 2022. The Company sold a total of 38 EksoHealth units in the fourth quarter of 2023.

Gross profit for the quarter ended December 31, 2023 was $2.4 million, an increase of 41% from the same period in 2022, representing a gross margin of approximately 49% in the fourth quarter of 2023, compared to a gross margin for the same period in 2022 of 47%. The increase in gross profit and gross margin was primarily due to lower device and service costs.

Sales and marketing expenses for the quarter ended December 31, 2023 were $2.0 million, compared to $1.9 million for the same period in 2022. The increase was primarily due to additional headcount associated with the acquisition of the Human Motion Control (“HMC”) business unit from Parker Hannifin Corporation.

Research and development expenses for the quarter ended December 31, 2023 were $1.3 million, compared to $0.9 million for the same period in 2022. The increase was primarily due to additional headcount and an increase in research activity associated with the acquisition of HMC.

General and administrative expenses for the quarter ended December 31, 2023 were $2.5 million, compared to $3.2 million for the same period in 2022. The decrease was primarily due to the absence of acquisition costs associated with HMC.

Net loss applicable to common stockholders for the quarter ended December 31, 2023 was $3.2 million, or $0.22 per basic and diluted share, compared to net loss of $3.2 million, or $0.24 per basic and diluted share, for the same period in 2022. Operating cash burn was $1.6 million for the fourth quarter of 2023.

Full Year 2023 Financial Results
Revenue for the full year ended December 31, 2023 was $18.3 million, an increase of 42% compared to $12.9 million for the same period in 2022. The Company sold a total of 151 EksoHealth units in 2023.

Gross profit for the full year ended December 31, 2023 was $9.1 million, representing a gross margin of approximately 50%, compared to gross profit of $6.2 million for the same period in 2022, representing a gross margin of 48%. The increase in gross profit was a result of lower device costs.

Sales and marketing expenses for the full year ended December 31, 2023 were $8.5 million, compared to $7.2 million for the same period in 2022. The increase was primarily due to additional headcount associated with the acquisition of HMC.

Research and development expenses for the full year ended December 31, 2023 were $5.0 million, compared to $3.6 million in the same period in 2022. The increase was primarily due to additional headcount and an increase in research activity associated with the acquisition of HMC.

General and administrative expenses for the full year ended December 31, 2023 were $10.7 million, compared to $11.0 million in the same period in 2022. The decrease was primarily due to the absence of expenses incurred in 2022 associated with the acquisition of HMC, partially offset by an increase in audit services incurred in 2023 in connection with HMC.

Net loss applicable to common shareholders for the full year ended December 31, 2023 was $15.2 million, or $1.10 per basic and diluted share, compared to $15.1 million, or $1.16 per basic and diluted share, for the same period in 2022.

Cash on hand at December 31, 2023 was $8.6 million, compared to $20.5 million at December 31, 2022. In January 2024, the Company closed a registered direct offering, resulting in total net proceeds of approximately $3.9 million.

For the full year ended December 31, 2023, the Company used $12.1 million of cash in operations, compared to $14.7 million for the same period in 2022.

Update on Centers for Medicare & Medicaid Services (“CMS”) Payment Determination for Ekso Indego Personal
On February 29, 2024, CMS announced that it has deferred payment determination for personal exoskeletons, including the Ekso Indego Personal. CMS requested additional examples of non-Medicare payer data that would support a payment determination for products that qualify under Healthcare Common Procedure Coding System (“HCPCS”) code K1007. Ekso intends to provide pricing documentation to CMS as soon as possible and looks forward to its continued work with CMS. Until a reimbursement rate has been established, individual claims will be processed on a case-by-case basis.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on X.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, the actions the Company will take in seeking a reimbursement from CMS and the success of such actions, the timing and amounts of potential CMS reimbursement, the Company’s growth prospects and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s ability to obtain reimbursement from CMS at acceptable levels or at all and the effect and the timing of CMS’s decisions with respect thereto, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, the Company’s ability to successfully integrate the HMC business and its personnel, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

David Carey

212-867-1768

investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2023	2022

Assets
Current assets:
Cash and restricted cash	$8,638	$20,525
Accounts receivable, net	5,645	4,625
Inventories	5,050	5,187
Prepaid expenses and other current assets	875	700
Total current assets	20,208	31,037
Property and equipment, net	2,018	2,680
Right-of-use assets	977	1,307
Intangible assets, net	4,892	5,217
Goodwill	431	431
Other assets	392	231
Total assets	$28,918	$40,903
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,847	$3,151
Accrued liabilities	2,664	2,278
Deferred revenues, current	1,993	1,121
Notes payable, current	1,250	2,310
Lease liabilities, current	363	341
Total current liabilities	8,117	9,201
Deferred revenues	2,169	1,032
Notes payable, net	4,832	3,767
Lease liabilities	723	1,087
Warrant liabilities	366	233
Other non-current liabilities	105	141
Total liabilities	16,312	15,461
Stockholders' equity:
Common stock	15	13
Additional paid-in capital	251,580	248,813
Accumulated other comprehensive income	156	563
Accumulated deficit	(239,145)	(223,947)
Total stockholders' equity	12,606	25,442
Total liabilities and stockholders' equity	$28,918	$40,903

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, (Unaudited)		December 31,
	2023	2022	2023	2022

Revenue	$4,847	$3,551	$18,279	$12,912
Cost of revenue	2,478	1,873	9,200	6,698
Gross profit	2,369	1,678	9,079	6,214

Operating expenses:
Sales and marketing	1,983	1,945	8,472	7,157
Research and development	1,313	945	5,025	3,626
General and administrative	2,522	3,224	10,694	10,987
Total operating expenses	5,818	6,114	24,191	21,770

Loss from operations	(3,449)	(4,436)	(15,112)	(15,556)

Other (expense) income, net:
Interest expense, net	(66)	(66)	(302)	(156)
(Loss) gain on revaluation of warrant liabilities	(319)	306	(133)	1,317
Unrealized gain (loss) on foreign exchange	635	1,049	412	(655)
Other expense, net	(15)	(31)	(63)	(30)
Total other income (expense), net	235	1,258	(86)	476

Net loss	$(3,214)	$(3,178)	$(15,198)	$(15,080)

Net loss per share, basic and diluted	$(0.22)	$(0.24)	$(1.10)	$(1.16)

Weighted average number of shares of common stock outstanding, basic and diluted	14,446	13,160	13,867	12,962

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